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                                                                     Exhibit 99c


CONTACT: First Union Real Estate Investments
         Thomas T. Kmiecik, 216/781-4030

     June 26, 1998 -- First Union Real Estate Investments (NYSE:FUR) today announced that the Trust has signed an amendment to its existing $125 million revolving credit facility, and that Imperial Parking Limited, the parking affiliate of First Union Management Inc., has signed an amendment to its $34 million (U.S.) credit facility. The amendments waive violations of certain financial and change in control covenants. The Trust's change in control covenant violations occurred on May 26, 1998 as a consequence of certain changes in the composition of the Board of Trustees, which resulted from the conclusion of a proxy contest. Imperial Parking's violations of bank covenants resulted from the change in control and from losses at Imperial's VenTek manufacturing subsidiary. The bank waivers enable First Union to write-off one-time, non-recurring expenses without triggering an event of default. These expenses will result in a loss of approximately $18.9 million for the second quarter, approximately $17.5 million of which was incurred in conjunction with the recent proxy contest. First Union Real Estate Investments is a real estate investment trust (REIT) headquartered in Cleveland, Ohio, and traded on the New York Stock Exchange.


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